Exhibit 10.3

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is made and entered into effective as of October 29, 2007 by and between Quepasa Corporation, a Nevada corporation (the “Company”), and Michael D. Matte (“Employee”).

WHEREAS, the Company, through its Board of Directors (the “Board”), desires to retain the services of Employee, and Employee desires to be retained by the Company, on the terms and conditions set forth in this Agreement;

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1. EMPLOYMENT. The Company hereby employs Employee, and Employee hereby accepts employment, as Executive Vice President and Chief Financial Officer upon the terms of and subject to this Agreement.

2. TERM. The term (the “Term”) of this Agreement shall commence on October 29, 2007, and shall continue until otherwise terminated in accordance with the terms of this Agreement.

3. DUTIES. During the Term, Employee will serve in such capacity and with such duties as shall be assigned from time to time by the Board of Directors of the Company and the Chief Executive Officer. Employee shall diligently perform his duties as Chief Financial Officer and shall devote the substantial portion of his business time and effort to his employment with the Company and his duties hereunder. During the Term, Employee shall not, directly or indirectly, alone or as a member of a partnership, or as an officer, director, employee or agent of any other person, firm or business organization engage in any other business activities or pursuits requiring his personal service that materially conflict with his duties hereunder or the diligent performance of such duties.

4. COMPENSATION.

a. BASE SALARY. During the Term, Employee shall be paid a salary of $100,000 per year, payable in equal installments no less frequently than monthly (“Base Salary”). The Base Salary shall be reviewed at least annually by the Board of Directors or any Committee of the Board delegated the authority to review executive compensation.

b. OPTION AND BONUS. In addition to Base Salary, Employee is awarded as of the date hereof an option to purchase 7% of the fully diluted shares of common stock of the Company as of the date hereof, or 1,475,827 shares, with a per-share exercise price equal to the greater of (i) $3.00, or (ii) the fair market value of a share of the Company’s common stock as of the date hereof, and subject to the conditions contained in a separate stock option agreement between Employee and the Company, and the Company’s 2006 Stock Incentive Plan (the “Stock Incentive Plan”). This option shall vest as to one-third of the shares on the first anniversary of the date hereof, and thereafter in twenty-four (24) equal monthly installments over the succeeding two years. In addition, Employee shall participate in the management bonus program established by the Company (the “Management Bonus Program”) with an initial annual targeted bonus equal to 300% of Employee’s Base Salary, to be paid in the cash based on achieving cost reductions.

c. INSURANCE. During the Term, Employee shall be entitled to participate in all health, life, disability and other insurance programs, if any, that the Company may offer to other key executive employees of the Company from time to time.

d. RELOCATION; OTHER BENEFITS. Employee shall, upon submission of appropriate supporting documentation and in accordance with policies established by the Company, be entitled to all actual and reasonable expenses incurred by him in connection with his relocation to the location of the Company’s principal corporate offices, including all such expenses incurred by him for while he secures suitable permanent accommodations in such location. In addition, during the Term, Employee shall be entitled to all other benefits, if any, that the Company may offer to other key executive employees of the Company from time to time.

e. PAID TIME OFF. Employee shall be entitled to six (6) weeks’ paid time off (in addition to holidays) in each calendar year during the Term; provided, that Employee may take only two (2) weeks’ paid time off within any calendar month. Except with respect to paid time off unused as the result of a request by the Company to postpone scheduled paid time off, any unused paid time off from one calendar year shall not carryover to any subsequent calendar year.

f. EXPENSE REIMBURSEMENT. Employee shall, upon submission of appropriate supporting documentation, be entitled to reimbursement of reasonable out-of-pocket expenses incurred in the performance of his duties hereunder in accordance with policies established by the Company. Such expenses shall include, without limitation, reasonable entertainment expenses, gasoline and toll expenses and cellular phone use charges, if such charges are directly related to the business of the Company.

5. GROUNDS FOR TERMINATION. The Board of Directors of the Company may terminate this Agreement for Cause. As used herein, “Cause” shall mean any of the following: (i) an act of willful misconduct or gross negligence by Employee in the performance of his material duties or obligations to the Company; provided, that if such act is capable of cure, Employee shall be given written notice and such act shall not be deemed a basis for Cause if cured within sixty (60) days after written notice is received by Employee specifying the alleged failure in reasonable detail (and during such sixty (60) day period, Employee shall continue to be employed by the Company at full pay); (ii) conviction of Employee of a felony involving moral turpitude; or (iii) a material act of dishonesty or breach of trust on the part of Employee resulting or intended to result directly or indirectly in personal gain or enrichment at the expense of the Company.

6. TERMINATION BY EMPLOYEE. Employee may terminate this Agreement for Good Reason. As used herein, “Good Reason” means:

a. The Company materially breaches the provisions of this Agreement (except those set forth in Paragraph 4(a) of this Agreement) and Employee provides at least fifteen (15) days’ prior written notice to the Company of the existence of such breach and his intention to terminate this Agreement (no such termination shall be effective if such breach is cured during such period); or

b. The Company fails to comply with the provisions of Paragraph 4(a) herein or to pay any amounts due under the Management Bonus Program pursuant to Paragraph 4(b) herein for an uninterrupted ten (10) day period;

c. The Company requires Employee to work in a non-supervisory or non-management position;

d. The Company decreases Employee’s compensation (Base Salary or percentage of bonus opportunity);

e. The Company materially reduces Employee’s welfare benefits, including, without limitation, paid vacation, paid sick time, paid legal and float holidays, medical, dental and cancer insurance, hospital indemnity, Flexible Spending, Short- and Long-term Disability insurance, Basic Group Term Life/AD&D insurance, Supplemental Life/AD&D insurance, Spouse Life/Spouse AD&D insurance, Dependent Life insurance, Vision Plan, 401(k) plan, Employee Assistance Program, or education reimbursement program (collectively, the “Benefits”); provided, however, that any change in the Benefits that is made by the Company and that applies to its employees generally shall not be considered “Good Reason;” or

f. The Employee is required, without his prior written consent, to relocate his office more than seventy-five (75) miles from the office where Employee currently reports.

7. PAYMENTS AND OTHER PROVISIONS UPON TERMINATION.

a. TERMINATION FOR CAUSE OR WITHOUT GOOD REASON. In the event Employee’s employment with the Company (including its subsidiaries) is terminated by the Company for Cause or by Employee without Good Reason, then, on or before Employee’s last day of employment with the Company, the provisions of this Paragraph 7(a) shall apply.

(i) Accrued Obligations. The Company shall pay in a lump sum to Employee at the time of Employee’s termination the amount of compensation payable to Employee for services rendered to the Company, as well as compensation for unused vacation time and earned bonus, that is accrued but unpaid. Any and all other rights granted to Employee under this Agreement shall terminate as of the date of such termination.

(ii) Non-competition; Non-solicitation. The provisions of Paragraphs 13 and 14 shall, at the option of the Company in its sole discretion, continue to apply with respect to Employee for a period of up to six (6) months following the date of such termination, so long as the Company: (A) provides a written notice to Employee within five (5) business days after Employee’s termination that the Company wishes to exercise its right to require the Employee to comply with Paragraphs 13 and 14 hereof; and (B) the Company thereafter pays to Employee in periodic installments, without interest, in accordance with the regular salary payment practices of the Company an amount equal to (1) the amount of Employee’s Base Salary and target bonus as in effect immediately prior to Employee’s date of termination, multiplied by (2) the number of months that the Company is requiring the non-competition and non-solicitation covenants to remain in place, divided by (3) 12. The first such installment of Base Salary and target bonus shall be paid on or before the delivery of the notice described in the prior sentence of this Paragraph 7(a)(ii). Paragraphs 13 and 14 of this Agreement shall no longer apply to Employee if the Company fails to pay the amounts required under this Section 7(a)(ii) for an uninterrupted ten (10) day period and such failure is not cured within five (5) days after written notice of such failure is delivered to the Company.

b. TERMINATION WITHOUT CAUSE OR FOR GOOD REASON. In the event Employee’s employment with the Company (including its subsidiaries) is terminated by the Company for any reason other than for Cause, other than as a consequence of Employee’s death, Disability (as defined below) or normal retirement under the Company’s retirement plans and practices, or by Employee for Good Reason, the provisions of this Paragraph 7(b) shall apply. In addition to the amounts stated below, Employee shall be paid any other amounts by the Company which are due and payable to him but which remain unpaid as of the date of such termination.

(i) Salary, Performance Award, and Bonus Payments. On or before Employee’s last day of employment with the Company, the Company shall pay in a lump sum to Employee, as compensation for services rendered to the Company, a cash amount equal to two (2) times the amount of Employee’s Base Salary and 2 times of his target bonus amount under the Management Bonus Program as in effect immediately prior to his date of termination.

(ii) Vesting of Options and Rights. Notwithstanding the vesting period set forth in the Stock Incentive Plan and any related stock option agreements between the Company and Employee for stock options granted Employee by the Company, all stock options shall be vested and immediately exercisable upon termination of Employee’s employment by the Company without Cause, by Employee for Good Reason, or by reason of death or Disability. In addition, Employee will have the right to exercise all such options for a period of two (2) years following such termination.

(iii) Benefit Plan Coverage. The Company shall maintain in full force and effect for Employee and his dependents, for twelve (12) months after the date of termination, all life, health, accident, and disability benefit plans and other similar employee benefit plans, programs and arrangements in which Employee or his dependents were entitled to participate immediately prior to the date of termination, in such amounts as were in effect immediately prior to the date of termination, provided that such continued participation is possible under the general terms and provisions of such benefit plans, programs and arrangements. In the event that participation in any benefit plan, program or arrangement described above is barred, or any such benefit plan, program or arrangement is discontinued or the benefits there under materially reduced, the Company shall arrange to provide Employee and his dependents, for six (6) months after the date of termination, with benefits substantially similar to those that they were entitled to receive under such benefit plans, programs and arrangements immediately prior to the date of termination. Notwithstanding any time period for continued benefits stated in this Paragraph 7(b)(iii), all benefits in this Paragraph 7(b)(iii) will terminate on the date that Employee becomes an employee of another employer and eligible to participate in the employee benefit plans of such other employer. To the extent that Employee was required to contribute amounts for the benefits described in this Paragraph 7(b)(iii) prior to his termination, he shall continue to contribute such amounts for such time as these benefits continue in effect after termination.

(iv) Other Compensation. Any awards previously made to Employee under any of the Company’s compensation plans or programs and not previously paid shall immediately vest on the date of his termination and shall be paid on that date and included as compensation in the year paid.

(v) Savings and Other Plans. Except as otherwise provided herein or under the terms of the applicable plans relating to termination of employment, Employee’s active participation in any savings, retirement, profit sharing or supplemental employee retirement plans or any deferred compensation or similar plan of the Company or any of its subsidiaries shall continue only through the last day of his employment. All other provisions, including any distribution and/or vested rights under such plans, shall be governed by the terms of those plans.

(vi) Non-competition; Non-solicitation. The provisions of Paragraphs 13 and 14 shall apply to Employee for six (6) months following the date of termination. Paragraphs 13 and 14 of this Agreement shall no longer apply to Employee if the Company fails to pay the amounts required under the provisions of Paragraph 7(b)(i) for an uninterrupted ten (10) day period and such failure is not cured within five (5) days after written notice of such failure is delivered to the Company.

c. The provisions of this Paragraph 7 shall apply if Employee’s employment is terminated prior to or more than one (1) year after the occurrence of a Change of Control (as defined below). Upon the occurrence of any Change of Control, until the first anniversary of such Change of Control, the provisions of Paragraph 8 shall apply in place of this Paragraph 7; provided, however, that in the event that Employee’s employment is terminated by Employee after a Change of Control without Good Reason, then the provisions of Paragraph 8 shall not apply and the provisions of Paragraph 7(a) shall instead apply.

8. PAYMENT AND OTHER PROVISIONS AFTER CHANGE OF CONTROL.

a. SALARY, PERFORMANCE AWARD, AND BONUS PAYMENTS. In the event Employee’s employment with the Company is terminated within one (1) year following the occurrence of a Change of Control (other than as a consequence of his death or Disability (as defined below), or of his normal retirement under the Company’s retirement plans and practices) either (i) by the Company for any reason other than Cause or (ii) by Employee for Good Reason, Employee shall be entitled to receive from the Company, the following:

(i) Base Salary. An amount equal to two (2) times Employee’s Base Salary as in effect at the date of termination shall be paid on the date of termination;

(ii) Target Bonus. An amount equal to two (2) times Employee’s target bonus amount under the Management Bonus Program for the fiscal year in which the date of termination occurs, to be paid on the date of termination; and

(iii) Other Benefits. All benefits under Paragraphs 7(b)(ii), 7(b)(iii), 7(b)(iv), and 7(b)(v) shall be extended to Employee as described in such Paragraphs; provided, however, that all stock options held by Employee as of the date of a Change in Control shall be immediately exercisable in full, regardless of whether Employee is terminated following such Change in Control. In the event that Employee is terminated following a Change in Control, all stock options held by Employee which are vested as of the date of such termination shall remain exercisable for a period of two (2) years following such termination.

b. NON-COMPETITION/NON-SOLICITATION PERIOD. In the event of a termination under the circumstances described in Paragraph 8(a), the provisions of Paragraphs 13 and 14 shall be without force and effect and shall not apply to Employee.

c. GROSS-UP PAYMENT. In the event that any amount payable to Employee pursuant to this Agreement (collectively, the “Payments”) is determined to constitute a “parachute payment” (within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”)), and that any Payments result in the imposition on Employee of an excise tax under Section 4999 of the Code or any successor statute or regulation (an “Excise Tax”), the Company shall pay to Employee an additional amount (a “Gross-Up Payment”) such that the net amount retained by Employee with respect to the Payments, after deduction of any Excise Tax on the Payments and any Federal, state and local income tax and Excise Tax on the Gross-Up Payment (and any interest and penalties thereon), but before deduction for any Federal, state or local income or employment tax withholding on such Payments, shall be equal to the amount of the Payments. The Gross-Up Payment shall be paid to Employee within five (5) days of a determination that such Excise Tax is due, but in no event later than the end of Employee’s taxable year following Employee’s taxable year in which such Excise Tax owed by Employee that is subject to Gross-Up Payment is remitted to the applicable taxing authority.

d. For purposes of this Agreement, the term “Change of Control” shall mean:

(i) The acquisition, other than from the Company, by any Person (within the meaning of Sections 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 30% or more of either (A) the then outstanding shares of capital stock of the Company (the “Outstanding Capital Stock”) or (B) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Voting Securities”); provided, however, that any acquisition by (x) the Company or any of its subsidiaries, or any employee benefit plan (or related trust) sponsored or maintained by the Company or any of its subsidiaries, (y) any Person that is eligible, pursuant to Rule 13d-1(b) under the Exchange Act, to file a statement on Schedule 13G with respect to its beneficial ownership of Voting Securities, whether or not such Person has filed a statement on Schedule 13G, unless such Person has filed a statement on Schedule 13D with respect to beneficial ownership of 30% or more of the Voting Securities, or (z) any corporation with respect to which, following such acquisition, more than 60% of either the then outstanding shares of common stock of such corporation or the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Capital Stock and Voting Securities, as applicable, immediately prior to such acquisition in substantially the same proportion as their ownership, immediately prior to such acquisition, of the Outstanding Capital Stock and Voting Securities, as the case may be, shall not constitute a Change of Control;

(ii) Individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board, provided that any individual becoming a director subsequent to the date hereof whose election or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the Directors of the Company (as such term is used in Rule 14a-11 of Regulation 14A, or any successor section, promulgated under the Exchange Act);

(iii) Approval by the shareholders of the Company of a reorganization, merger or consolidation (a “Business Combination”), in each case, with respect to which all or substantially all holders of the Outstanding Capital Stock and Voting Securities immediately prior to such Business Combination do not, following such Business Combination, beneficially own, directly or indirectly, more than 60% of either the then outstanding shares of common stock or the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from Business Combination; or

(iv) A complete liquidation or dissolution of the Company, or a sale or other disposition of all or substantially all of the assets of the Company other than to a corporation with respect to which, following such sale or disposition, more than 60% of either the then outstanding shares of common stock or the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors is then owned beneficially, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Capital Stock or Voting Securities, as applicable, immediately prior to such sale or disposition in substantially the same proportion as their ownership of the Outstanding Capital Stock and Voting Securities, as the case may be, immediately prior to such sale or disposition.

9. TERMINATION BY REASON OF DEATH. If Employee shall die while employed by the Company, both prior to termination of employment and during the Term of this Agreement, except as otherwise provided herein, all of Employee’s rights under this Agreement shall terminate following the payment of such amounts of Base Salary that have accrued but remain unpaid, the payment of a pro rata portion of his target bonus amount under the Management Bonus Program through the month in which his death occurs, plus three (3) additional months of such salary and bonus payments. All benefits under Paragraphs 7(b)(ii), 7(b)(iv) and 7(b)(v) herein shall be extended to Employee’s estate as described in such Paragraphs. In addition, Employee’s eligible dependents shall receive continued benefit plan coverage under Paragraph 7(b)(iii) for three (3) months from the date of Employee’s death.

10. TERMINATION BY DISABILITY. Employee’s employment hereunder may be terminated by the Company for Disability. In such event, except as otherwise provided herein, all of Employee’s rights under this Agreement shall terminate with the payment of such amounts of Base Salary that have accrued but remain unpaid as of thirtieth (30th) day after such notice is given. All benefits under Paragraphs 7(b)(ii), 7(b)(iii), 7(b)(iv) and 7(b)(v) shall be extended to Employee as described in such Paragraphs. In addition, Paragraphs 13 and 14 shall continue to apply to Employee for a period of one (1) year from the date of such termination. For purposes of this Agreement, “Disability” means, as a result of Employee’s incapacity due to physical or mental illness:

a. Employee shall have been absent from his duties as an officer of the Company on a substantially full-time basis for six (6) consecutive months; and

b. Within thirty (30) days after the Company notifies Employee in writing that it intends to replace him, Employee shall not have returned to the performance of his duties as an officer of the Company on a full-time basis.

11. RETIREMENT. If during the Term or any extension thereof, the Company adopts a retirement plan with respect to executive officers of the Company, Employee shall have the right to participate in such policy and the provisions of such policy shall supersede the provisions of the preceding sentence.

12. INDEMNIFICATION. If litigation shall be brought, in the event of breach or to enforce or interpret any provision contained herein, the non-prevailing party shall indemnify the prevailing party for reasonable attorney’s fees (including those for negotiations, trial and appeals) and disbursements incurred by the prevailing party in such litigation, and hereby agrees to pay prejudgment interest on any money judgment obtained by the prevailing party calculated at the generally prevailing NationsBank of Florida, N.A. base rate of interest charged to its commercial customers in effect from time to time from the date that payment(s) to him should have been made under this Agreement.

13. NON-COMPETITION.

a. At all times during the Term, and for such additional periods as may otherwise be set forth in this Agreement in reference to this Paragraph 13, Employee shall not, directly or indirectly, engage in any business, enterprise or employment, whether as owner, operator, shareholder, director, partner, creditor, consultant, agent or any capacity whatsoever that manufactures products designed to compete directly with products of the Company or markets such products anywhere in the world where the Company (i) is engaged in business or (ii) has evidenced an intention of engaging in business. Employee acknowledges that he has read the foregoing and agrees that the nature of the geographical restrictions is reasonable given the international nature of the Company’s business. In the event that these geographical or temporal restrictions are judicially determined to be unreasonable, the parties agree that these restrictions shall be judicially reformed to the maximum restrictions which are reasonable.

b. Notwithstanding the provisions of the preceding Paragraph 13(a), Employee may accept employment with a company that would be deemed to be a competitor of the Company as described in the previous sentence (a “Competitor”), so long as (i) the Competitor has had annual revenues of at least $1 billion in each of the prior two (2) fiscal years, (ii) the Competitor’s revenues for products and maintenance in direct competition with the Company do not exceed 50% of its total revenues, and (iii) Employee’s responsibilities are solely for divisions or subsidiaries of the Competitor that do not compete with the Company.

14. NON-SOLICITATION OF EMPLOYEES AND CUSTOMERS. At all times during the Term, or for such additional periods as may otherwise be set forth in this Agreement in reference to this Paragraph 14, Employee shall not, directly or indirectly, for himself or for any other person, firm, corporation, partnership, association or other entity, (i) attempt to employ, employ or enter into any contractual arrangement with any employee or former employee of the Company, its affiliates, subsidiaries or predecessors in interest, unless such employee or former employee has not been employed by the Company, its affiliates, subsidiaries or predecessors in interest during the twelve (12) months prior to Employee’s attempt to employ him, or (ii) call on or solicit any of the actual or targeted prospective customers of the Company or its affiliates, subsidiaries or predecessors in interest with respect to any matters related to or competitive with the business of the Company.

15. CONFIDENTIALITY.

a. NONDISCLOSURE. Employee acknowledges and agrees that the Confidential Information (as defined below) is a valuable, special and unique asset of the Company’s business. Accordingly, except in connection with the performance of his duties hereunder, Employee shall not at any time during or subsequent to the term of his employment hereunder disclose, directly or indirectly, to any person, firm, corporation, partnership, association or other entity any proprietary or confidential information relating to the Company or any information concerning the Company’s financial condition or prospects, the Company’s customers, the design, development, manufacture, marketing or sale of the Company’s products or the Company’s methods of operating its business (collectively, the “Confidential Information”). The Confidential Information shall not include information which, at the time of disclosure, is known or available to the general public by publication or otherwise through no act or failure to act on the part of Employee.

b. RETURN OF CONFIDENTIAL INFORMATION. Upon termination of Employee’s employment for any reason, or at any time at the request of the Company, Employee shall promptly return all Confidential Information in the possession or under the control of Employee to the Company and shall not retain any copies or other reproductions or extracts thereof. Employee shall at any time at the request of the Company destroy or have destroyed all memoranda, notes, reports, and documents, whether in “hard copy” form or as stored on magnetic or other media, and all copies and other reproductions and extracts thereof, prepared by Employee and shall provide the Company with a certificate that the foregoing materials have in fact been returned or destroyed.

c. BOOKS AND RECORDS. All books, records and accounts whether prepared by Employee or otherwise coming into Employee’s possession, shall be the exclusive property of the Company and shall be returned immediately to the Company upon termination of Employee’s employment hereunder or upon the Company’s request at any time.

16. INJUNCTION/SPECIFIC PERFORMANCE SETOFF. Employee acknowledges that a breach of any of the provisions of Paragraphs 13, 14 or 15 hereof would result in immediate and irreparable injury to the Company which cannot be adequately or reasonably compensated at law. Therefore, Employee agrees that the Company shall be entitled, if any such breach shall occur or be threatened or attempted, to a decree of specific performance and to a temporary and permanent injunction, without the posting of a bond, enjoining and restraining such breach by Employee or his agents, either directly or indirectly, and that such right to injunction shall be cumulative to whatever other remedies for actual damages to which the Company is entitled. Employee further agrees that the Company may set off against or recoup from any amounts due under this Agreement to the extent of any losses incurred by the Company as a result of any breach by Employee of the provisions of Paragraphs 13, 14 or 15 hereof.

17. Any provision in this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating or affecting the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

18. SUCCESSORS. This Agreement shall be binding upon Employee and inure to his and his estate’s benefit, and shall be binding upon and inure to the benefit of the Company and any permitted successor of the Company. Neither this Agreement nor any rights arising hereunder may be assigned or pledged by Employee or anyone claiming through Employee, or by the Company, except to any corporation which is the successor in interest to the Company by reason of a merger, consolidation or sale of substantially all of the assets of the Company. The foregoing sentence shall not be deemed to have any effect upon the rights of Employee upon a Change of Control.

19. CONTROLLING LAW. This Agreement shall in all respects be governed by, and construed in accordance with, the laws of the State of Florida.

20. NOTICES. Any notice required or permitted to be given hereunder shall be written and sent by registered or certified mail, telecommunicated or hand delivered at the address set forth herein or to any other address of which notice is given:

To the Company:	Quepasa Corporation
7550 E. Redfield Rd.
Scottsdale, AZ 85260
Attention: Michael Matte

To Employee:	Michael Matte
7550 E. Redfield Rd.
Scottsdale, AZ 85260

21. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties hereto on the subject matter hereof and may not be modified without the written agreement of both parties hereto.

22. WAIVER. A waiver by any party of any of the terms and conditions hereof shall not be construed as a general waiver by such party.

23. COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed an original and both of which together shall constitute a single agreement.

24. INTERPRETATION. In the event of a conflict between the provisions of this Agreement and any other agreement or document defining rights and duties of Employee or the Company upon Employee’s termination, the rights and duties set forth in this Agreement shall control.

25. CERTAIN LIMITATIONS ON REMEDIES. Paragraph 7(b) provides that certain payments and other benefits shall be received by Employee upon the termination of Employee by the Company other than for Cause and states that these same provisions shall apply if Employee terminates his employment for Good Reason. It is the intention of this Agreement that if the Company terminates Employee other than for Cause (and other than as a consequence of Employee’s death, Disability or normal retirement) or if Employee terminates his employment with Good Reason, then the payments and other benefits set forth in Paragraph 7(b) shall constitute the sole and exclusive remedies of Employee.

26. SURVIVAL. Notwithstanding the provisions of Paragraph 2, the provisions of Paragraphs 13, 14, and 15 shall survive the expiration or early termination of this Agreement.

27. CERTAIN FEES. The Company shall promptly reimburse Employee for reasonable legal fees and other expenses incurred by him in connection with the preparation and execution of this Agreement. In the event of any dispute under this Agreement as to which Employee is the prevailing party, the Company shall promptly reimburse Employee for reasonable legal fees and other expenses incurred by him in connection with such dispute.

IN WITNESS WHEREOF, this Employment Agreement has been executed by the parties as of the date first above written.

COMPANY:

Quepasa CORPORATION

/s/ John C. Abbott
By:	John C. Abbott
Title:	Chief Executive Officer and Chairman of the Board

EMPLOYEE:

/s/ Michael D. Matte
Michael D. Matte